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Exhibit 2.4

EMPLOYEE MATTERS AGREEMENT

between

AGILENT TECHNOLOGIES, INC.

and

VERIGY PTE. LTD.

Dated as of [    •    ], 2006

i

ARTICLE V—HEALTH AND WELFARE PLANS		11
5.1	Health, Dental and Vision Plans.	11
5.2	Group Universal Life and Group Long Term Care Insurance Plans.	11
5.3	Retiree Medical Plans.	12
5.4	Flexible Spending Account Plans.	12
5.5	Business Travel Accident Insurance Plan.	12
5.6	COBRA.	12
5.7	Leave of Absence Programs and FMLA.	12
5.8	Workers' Compensation Program.	13
5.9	Non-United States Health and Welfare Plans.	13
ARTICLE VI—EQUITY AND OTHER COMPENSATION		13
6.1	Agilent Options.	13
6.2	Verigy Options—Initial Grants.	14
6.3	Agilent Restricted Stock.	14
6.4	Employee Stock Purchase Plan.	14
6.5	Variable Pay Plan.	14
6.6	Service Award Program.	15
ARTICLE VII—FRINGE AND OTHER BENEFITS		15
7.1	Employee Assistance Program.	15
7.2	Educational Assistance Program.	15
7.3	Adoption Assistance Program.	15
7.4	Credit Union.	15
7.5	Other Fringe Benefits.	15
ARTICLE VIII—ADMINISTRATIVE PROVISIONS		16
8.1	Beneficiary Designations.	16
8.2	Requests for IRS Opinions.	16
8.3	Fiduciary Matters.	16
8.4	Consent of Third Parties.	16
8.5	World Wide Web.	16
ARTICLE IX—EMPLOYMENT-RELATED MATTERS		16
9.1	HR Data Support Systems.	16
9.2	Confidentiality and Proprietary Information.	17
9.3	FTO Policy.	17

ii

9.4	Accrued Payroll, Bonuses, Variable Pay and Commissions.	17
9.5	Payroll and Withholding.	18
9.6	Personnel and Pay Records.	18
9.7	Unemployment Insurance Program.	19
9.8	Employment Litigation.	19
ARTICLE X—MISCELLANEOUS		19
10.1	Effect if Payroll, Transfer, IPO and/or Distribution Does Not Occur.	19
10.2	Relationship of Parties.	19
10.3	Affiliates.	19
10.4	Entire Agreement.	20
10.5	Cooperation.	20
10.6	Third Party Beneficiaries.	20
10.7	Non-Solicitation.	20
10.8	Breaches, Indemnification and Termination.	21
10.9	Conflict.	21

iii

EMPLOYEE MATTERS AGREEMENT

        THIS EMPLOYEE MATTERS AGREEMENT (the "Agreement"), is dated as of [    •    ], 2006, by and between Agilent Technologies, Inc., a Delaware corporation ("Agilent"), and Verigy Pte. Ltd., a company organized under the laws of Singapore (together with its successors and assigns, "Verigy") (each, a "Party" and, collectively, the "Parties").

W I T N E S S E T H:

        WHEREAS, the Parties have entered into a Master Separation and Distribution Agreement dated as of [    •    ], 2006 (the "Master Separation Agreement") providing for, among other things, the transfer substantially all of the business and assets of the Business (as defined in the Master Separation Agreement) from Agilent and certain of its Affiliates to Verigy and certain of its Affiliates;

        WHEREAS, certain individuals who work in or are assigned to the Business and are directly employed by Agilent or its Affiliates shall become employees of Verigy or its Affiliates pursuant to this Agreement or by operation of applicable Law;

        WHEREAS, the Parties hereto wish to set forth their agreement as to certain matters regarding the treatment of, and the compensation and employee benefits provided to, those former employees of Agilent or its Affiliates who become employees of Verigy or its Affiliates as described above, pursuant to the terms of this Agreement or by operation of applicable Law; and

        WHEREAS, the non-United States Affiliates of Agilent and Verigy, as applicable, have or will enter into separate Local Asset Transfer Agreements that may, among other items, specify the terms under which Verigy and Agilent agree to allocate between them all assets, Liabilities, and responsibilities under, relating to, or arising from Non-United States Plans and certain employment matters.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below and in the Master Separation Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

        1.1    Definitions.

        Unless otherwise provided herein, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Master Separation Agreement, the General Assignment and Assumption Agreement entered into by the Parties, dated as of [    •    ], 2006, the preceding portions of this Agreement or in Annex A.

        1.2    Rules of Construction.

        (a)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

        (b)   The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words "include", "including", or "includes" when used herein shall be deemed in each case to be followed by the words "without limitation" or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

GENERAL PRINCIPLES

        2.1    Transfer of Employees to Verigy.

        (a)   On the Separation Date, Agilent shall transfer to Verigy (or the appropriate Verigy Affiliate) any individual who is (i) either actively employed by, or on a leave of absence not otherwise described in Section 2.1(c) below from, the Business on the Separation Date, except for those employees specifically designated by Agilent (as agreed to by Verigy, which agreement shall not be unreasonably withheld) to transfer to Verigy after the Separation Date ("Hold-back Verigy Employees") or (ii) any other individual designated by Agilent (and agreed to by Verigy, which agreement shall not be unreasonably withheld).

        (b)   From time to time between the Separation Date and the Distribution Date, Agilent shall transfer to Verigy (or the appropriate Verigy Affiliate) (i) any individual who is actively employed by, or on a leave of absence not otherwise described in Section 2.1(c) below from the Agilent Group and who, at any time after the Separation Date and before the Distribution Date, is designated by Agilent (and agreed to by Verigy, which agreement shall not be unreasonably withheld) to move to the employ of the Verigy Group from the Agilent Group and (ii) any Hold-back Verigy Employees.

        (c)   Agilent shall transfer to Verigy (or the appropriate Verigy Affiliate) any individual who was employed in the United States and on a paid or unpaid medical leave of absence, short-term disability, California Paid Leave of Absence, FMLA leave or military leave of absence from the Business on the Separation Date, if and when such individual returns to active employment.

        2.2    Assumption of Liabilities by Verigy.

        (a)   Except as otherwise expressly provided in this Agreement, or as otherwise mutually agreed upon by Agilent and Verigy from time to time, Verigy hereby assumes and/or retains all Liabilities relating to all individuals who, as of Distribution Date (or, if applicable, the date of transfer to Verigy pursuant to Section 2.1(c)), are Verigy Transferred Employees or Verigy Employees (but not Agilent Employees), to the extent such Liabilities relate to or result from such individuals' employment by Verigy or Agilent and its Affiliates, or any of their respective predecessors, and, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, Verigy hereby waives any rights to any assets related to such Liabilities. All of the Liabilities assumed and/or retained by Verigy under this Agreement, either under this Section 2.2 or under any other section of this Agreement, are referred to as the "Assumed Transferred Employee Liabilities." Except as set forth herein, such assumption and/or retention of the Assumed Transferred Employee Liabilities shall be effective as of the Separation Date.

        (b)   All Liabilities that relate to individuals who are Verigy Transferred Employees or other Verigy Employees and that are specifically assumed and/or retained by Agilent and/or its Affiliates pursuant to the terms of this Agreement are referred to as the "Excluded Transferred Employee Liabilities." The Assumed Transferred Employee Liabilities shall exclude all Excluded Transferred Employee Liabilities.

        2.3    Establishment of Verigy Plans.

        Effective as of the Separation Date or such other date as Agilent and Verigy may mutually agree, Verigy shall adopt the Verigy Plans specified on Exhibit A hereto.

        2.4    Verigy Under No Obligation to Maintain Plans.

        Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude Verigy, at any time after the Separation Date, from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering, in any respect, any Verigy Plan or any benefit under any Verigy Plan (to the extent permitted by Applicable Local Law); provided, however, that no change to a Verigy Plan prior to the Distribution Date may be announced or implemented without the prior written consent of Agilent.

        2.5    Terms of Participation by Verigy Transferred Employees in Verigy Plans.

        Verigy shall provide each Verigy Transferred Employee or other Verigy Employee who is transferred to Verigy in accordance with Section 2.1 hereof with full credit for all purposes under the Verigy Plans, for (a) service with Agilent and its Affiliates prior to the Agilent Participation Discontinuance Date, other than for purposes of determining benefit accruals under any defined benefit plan (except as otherwise provided in Sections 3.4-3.9 hereof), and (b) service credited under the corresponding Agilent Plans for employment other than with Agilent and its Affiliates; provided, however, that in no event shall Verigy be required to provide any service or any other benefit-affecting credits to any Verigy Transferred Employee or other Verigy Employee to the extent that the provision of such credits would result in any duplication of benefits.

        2.6    Non-United States Plans.

        Agilent and Verigy each authorize their non-United States Affiliates to enter into a separate Local Asset Transfer Agreement with the counterpart of the other party. Agilent and Verigy intend that the Local Asset Transfer Agreements will generally specify the terms under which Agilent and Verigy agree to allocate between them all assets, Liabilities and responsibilities under, relating to, or arising from Non-United States Plans and certain employment matters. To the extent, however, that any such Local Asset Transfer Agreement does not address a particular principle or plan, then the intent of the parties relating to comparable United States matters or issues as reflected in this Agreement shall govern (to the extent permitted by Applicable Local Law). Notwithstanding the foregoing, Agilent intends to retain the Liabilities under the Non-United States Plans for all Verigy Employees as of the Separation Date expressly retained under the terms of this Agreement, except to the extent such Liabilities are required under Applicable Local Law or a Local Asset Transfer Agreement to be transferred to and assumed by Verigy or a member of the Verigy Group.

        2.7    Certain Non-United States National Employees.

        The Parties recognize that certain of the Verigy Transferred Employees and possibly other Verigy Employees are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant governmental authorities (the "Affected Non-United States National Employees"). The Parties further recognize that new or amended petitions with respect to such Affected Non-United States National Employees may be required in certain of these cases, unless Verigy (or Verigy's Affiliates, as the case may be), are deemed the "successor-in-interest" to Agilent (as such term is used in pronouncements by the United States Citizenship and Immigration Service ("USCIS")) with respect to such Affected Non-United States National Employees. Accordingly, Verigy hereby expressly agrees to assume, and Agilent hereby assigns, all of the immigration-related Liabilities of the Affected Non-United States National Employees (including, without limitation, any obligations, Liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application ("LCA") filed by Agilent with respect to any such Affected Non-United States National Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Separation Date to document to the USCIS or such other governmental agency, as the case may be, as may be necessary, the "successor-in-interest" relationship with respect to any Affected Non-United States National Employees.

        2.8    Non-United States Employees.    In addition to Section 2.7 above as applicable to non-United States employees, this Section 2.8 applies only to Non-United States Transferred Employees.

          (a)   This Section 2.8 and Sections 3.4 through 3.9 shall contain covenants and agreements of the Parties on and as of the Separation Date with respect to:

            (i)    the Non-United States Transferred Employees; and

            (ii)   Non-United States Plans listed in Exhibit B provided or covering such Non-United States Transferred Employees.

          (b)   Agilent and Verigy and their respective Affiliates shall comply with all obligations either under the Transfer Regulations or other Applicable Local Laws to notify and/or consult with non-United States employees and / or employee representatives, unions, work councils, or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations. Agilent and Verigy shall indemnify each other against all Losses resulting from any failure of the other to notify and/or consult or to provide such information in a timely manner.

        2.9    Certain Non-United States Employee Relations and Benefits.    Notwithstanding anything herein to the contrary, the parties intend that there shall be continuity of employment with respect to certain Business Employees as follows:

          (a)   Non-United States Transferred Employees who are Automatic Transferred Employees shall not be terminated upon the Separation Date and the rights, powers, duties, liabilities and obligations of Agilent or its relevant Affiliates to the employees in respect of the material terms of employment with the employees in force immediately before the Separation Date shall be transferred to Verigy or its relevant Affiliates in accordance with Applicable Local Laws.

          (b)   Verigy or its Affiliates shall offer employment to each Non-United States Transferred Employee who is not an Automatic Transferred Employee effective on the Separation Date. Each such offer shall be at the same general location and on substantially the same terms and conditions of employment in the aggregate as those provided to such employees by Agilent or its Affiliates immediately prior to the Separation Date (unless otherwise required by Applicable Local Law, in which case such offer shall comply with Applicable Local Law) (the "Current Employment Terms"). Notwithstanding anything to the contrary, all offers pursuant to this Section 2.9(b) to employees in jurisdictions outside the United States will be on such terms as are necessary to avoid giving rise to any severance or similar Liabilities of Agilent and its Affiliates as a result of any requirements of Applicable Local Law.

          (c)   Verigy shall assume and shall indemnify Agilent and its Affiliates against all Liabilities and obligations to provide any severance or similar payments to any Non-United States Transferred Employees who are entitled to severance or similar payments under Applicable Local Law due to Verigy's noncompliance with this Section 2.9.

          (d)   Verigy shall give credit to Non-United States Transferred Employees for all service with Agilent or its Affiliates and any of their legal predecessors, including but not limited to Hewlett-Packard Company or its Affiliates.

ARTICLE III

RETIREMENT PLANS

        3.1    Agilent Retirement Plan.

        (a)   Verigy Transferred Employees and other Verigy Employees shall cease to accrue benefits and to otherwise actively participate in the Agilent RP as of the applicable Agilent Participation

Discontinuance Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent RP.

        (b)   As soon as practicable after the Distribution Date, Verigy Transferred Employees and other Verigy Employees who are eligible to receive their vested accrued benefit under the Agilent RP may elect to take such a distribution from such plan, pursuant to the terms thereof.

        3.2    Agilent Deferred Profit Sharing Plan.

        (a)   Verigy Transferred Employees and other Verigy Employees shall cease to accrue benefits and to otherwise actively participate in the Agilent Deferred Profit Sharing Plan as of the applicable Agilent Participation Discontinuance Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Deferred Profit Sharing Plan.

        (b)   As soon as practicable after the Distribution Date, Verigy Transferred Employees and other Verigy Employees who are eligible to receive their vested accrued benefit under the Agilent Deferred Profit Sharing Plan may elect to take such a distribution from such plan, pursuant to the terms thereof.

        3.3    Agilent 401(k) Plan.

        (a)   Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent 401(k) Plan as of the applicable Agilent Participation Discontinuance Date. Effective as of the applicable Agilent Participation Discontinuance Date, the Verigy Transferred Employees and other Verigy Employees shall be eligible to commence participation in a qualified defined contribution plan sponsored by Verigy (the "Verigy 401(k) Plan"), subject to the terms thereof. Any service requirements contained in the Verigy 401(k) Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions thereunder shall be substantially identical to such requirements in the Agilent 401(k) Plan. The Verigy 401(k) Plan shall provide for an employer matching contribution expressed as (A) a 100% match on each participant's pre-tax contributions to the plan (not to exceed 3% of the participant's eligible compensation) and (B) a 50% match on each participant's pre-tax contributions to the plan (not to exceed an additional 2% of the participant's eligible compensation) and a discretionary annual employer profit sharing contribution based on the profitability of Verigy with respect to that year.

        (b)   As soon as is reasonably practicable following (i) the Separation Date (with respect to Verigy Transferred Employees and other Verigy Employees transferring on the Separation Date) and (ii) the date of the employee's transfer to Verigy (with respect to Verigy Transferred Employees and other Verigy Employees transferring after the Separation Date and prior to the Distribution Date), Agilent and Verigy shall cause a trust-to-trust transfer of assets and Liabilities related to the Verigy Transferred Employees and other Verigy Employees (including any outstanding loans, and shares of Agilent and Verigy common stock for investment in Agilent and Verigy Common Stock Funds to be maintained under the Verigy 401(k) Plan) from the trust maintained under the Agilent 401(k) Plan to the trust maintained under the Verigy 401(k) Plan, in accordance with Sections 401(a)(12), 411(d)(6) and 414(1) of the Code.

        (c)   On the dates of the transfers of assets and Liabilities provided in Section 3.3(b), Verigy shall assume all such Liabilities under, related to or resulting from the Agilent 401(k) Plan and described in Section 2.2 hereof.

        3.4    Governing Principles for the Non-United States Retirement Benefits.

        The following governing principles shall apply with respect to the treatment of the Non-United States Retirement Plans of Non-United States Transferred Employees under this Agreement:

          (a)   Verigy and its Affiliates shall satisfy the applicable conditions provided in Section 3.6.

          (b)   All transfers of assets and/or cash, as applicable under this Section 3.4 shall be subject to Verigy or its Affiliates fulfilling its or their obligations in Section 3.7(a).

          (c)   Liabilities in respect of any Non-United States Retirement Plan, including past service Liabilities, shall only be assumed by or transferred to Verigy or a Verigy Subsidiary to the extent required by Applicable Local Law. As of the date hereof, the only Non-United States Retirement Plans with respect to which Verigy or its Affiliates shall be required to assume or have transferred to it any past-service Liabilities are the Material Plans.

          (d)   Transfers of assets and/or cash, as applicable, under this Section 3.4 shall only be made to the extent that (i) Applicable Local Law requires the transfer to or assumption by Verigy, one of its Affiliates or a Verigy Plan of the past service Liabilities of the relevant Non-United States Transferred Employees, and (ii) Verigy, its Affiliates or a Verigy Plan does in fact assume such past service Liabilities.

          (e)   No transfer of assets and/or cash, as applicable, under this Section 3.4 shall be made in respect of contributory and non-contributory retirement plans required by Applicable Local Law if the funds are held by a non-associated third party, state-run entity or a national centralized fund.

          (f)    Whenever possible under Applicable Local Law, Verigy, Agilent, and their respective Affiliates shall use their commercially reasonable best efforts to ensure that the transfer of assets from an Agilent Non-United States Retirement Plan can be made to a Verigy Plan.

          (g)   In the case of any defined benefit or defined contribution Non-United States Retirement Plan in which Liabilities, including past service Liabilities, are not required to be transferred under Applicable Local Law, Agilent or its Subsidiary shall retain such Liabilities.

          (h)   The mechanics of giving effect to the governing principles and other terms of Sections 3.4 through 3.9 shall be determined by and be consistent with the requirements of Applicable Local Law.

        3.5    Non-United States Retirement Plans.

        Except as otherwise provided in this Agreement, or the Master Separation Agreement, Agilent or the local Agilent entity shall retain and be solely responsible for all Liabilities under, relating to, or arising from the Non-United States Retirement Plans prior to the Separation Date with respect to each Verigy Non-United States Transferred Employees.

        (a)    Defined Benefit Plans.    In the case of any defined benefit Non-United States Retirement Plan in which past service Liabilities are required to be transferred under Applicable Local Law, at Agilent's option (and subject to Applicable Local Law), Agilent shall (i) transfer assets from such Plan to an appropriate Verigy Plan, (ii) make a cash payment to Verigy, or (iii) any combination of the foregoing. The total amount of such asset transfer or payment for any Non-United States Retirement Plan shall be equal to the value of the past service Liabilities transferred for the Verigy Employees on the Separation Date, and adjusted for any Non-United States Transferred Employees whose employment with Verigy or a Verigy Subsidiary begins after the Separation Date and before the Distribution Date, as calculated in accordance with the assumptions set out in Section 3.5(b), adjusted for the period from and including the Separation Date (or later date of employment for any Non-United States Transferred Employees whose employment with Verigy or a Verigy Subsidiary begins after the Separation Date) to the day immediately before the Payment Date by the discount rate provided in Exhibit C (the adjusted amount being the "Transfer Amount").

Subject to Applicable Local Law and except for the Material Plan in France, no less than eighty percent (80%) of the Transfer Amount, as estimated by Agilent's Actuary in good faith as of the Separation Date, will be transferred (whether through an asset transfer or payment) as soon as practicable on or after the Separation Date. The final transfer or payment of the remainder of the

Transfer Amount shall be consummated and/or such payment be made no later than 30 days following the date as of which the determination of past service Liabilities under Section 3.5(b) is completed; except, however, that the entire asset transfer for the Material Plan in France shall be made as soon as practicable after November 1, 2006.

          (i)    Notwithstanding the other provisions of Section 3.4 through 3.9, if within any defined benefit Non-United States Retirement Plan there is a Members' Voluntary Fund, such fund, benefits payable from it, contributions payable to it, and any transfer payment made from it shall be disregarded for all other purposes of calculating the relevant Transfer Amount.

          (ii)   Agilent shall use commercially reasonable efforts to provide that the part of the Members' Voluntary Fund attributable to the relevant Non-United States Transferred Employees is transferred to the relevant Verigy Plan at the same time as the Transfer Amount (if any) in respect of those Non-United States Transferred Employees' defined benefit Non-United States Retirement Benefits.

        (b)    Actuarial Calculation.    With respect to the Material Plans and any other defined benefit pension Plans for which past service Liabilities must be assumed by Verigy or one of its Affiliates, the past service Liabilities for Non-United States Transferred Employees to be so transferred shall be calculated as of the Separation Date (or later date of employment for any Non-United States Transferred Employees whose employment with Verigy or a Verigy Subsidiary begins after the Separation Date) on an Accumulated Benefit Obligation ("ABO") SFAS 87 basis, using Agilent's May 31, 2006 interim assumptions, as set forth in Exhibit C hereto. If there is a required method for calculating Liabilities upon transfer under Applicable Local Law, such Applicable Local Law requirements will be applied.

        Agilent's Actuary shall make its initial determination of the Transfer Amount on or before the Separation Date. Not later than 30 days following the Distribution Date Agilent's Actuary shall make its final determination of the Transfer Amount. Verigy's Actuary shall then have a period of 30 days to review such determination for completeness and submit its findings in writing. The determination by Agilent's Actuary shall be final and binding on the parties unless and to the extent the Verigy's Actuary finds missing, incomplete or inaccurate data, in which case a revised calculation shall be performed by Agilent's Actuary using the additional, complete and accurate data within 30 days of the date that Verigy's Actuary submits its findings. Such revised calculation shall be final and binding on the parties.

        (c)    Defined Contribution Plans.    As of the Separation Date, the Non-United States Verigy Employees will commence participation in an applicable local Verigy defined contribution Plan. In the case of any defined contribution Non-United States Retirement Benefit Plan, to the extent required by Applicable Local Law, Agilent shall transfer the assets credited to each Non-United States Transferred Employee who participates in such Plan to an appropriate Verigy defined contribution Plan, or, if such transfer of assets is not reasonably practicable, at Agilent's option, Agilent may make a cash payment to Verigy in an amount equal to the value of the assets which would otherwise have been transferred, provided that, effective as of the Transfer Date, Verigy assumes Liability for the past service benefits of the relevant Non-United States Transferred Employees. In the case of a defined contribution Non-United States Retirement Plan funded through one or more assignable insurance contracts, the amount of any such transfer in respect of each Non-United States Transferred Employee shall be equal to the mathematical reserve of such arrangement attributable to such Non-United States Transferred Employee. In each case, the Transfer Amount shall be designated for such Non-United States Transferred Employee in the relevant Verigy Plan.

        3.6    Verigy's Non-United States Defined Benefit Retirement Plans.

        In respect of each proposed transfer of assets and/or cash as described under Section 3.5(a) or (b) above, Verigy shall satisfy the conditions set forth below for a period of not less than one year following the Separation Date. Verigy shall provide written confirmation to Agilent on or before the Separation Date that it has complied with the conditions set out in this Section 3.6. These conditions are that:

          (i)    Verigy or one of its Affiliates shall, on or before the Transfer Date, establish a new Verigy Plan ("New Plan") to receive the proposed transfer;

          (ii)   Verigy or one of its Affiliates shall provide that an amount equal to the relevant Transfer Amount (together with income on that amount accruing from the Transfer Date, less any payment made out of the New Plan in respect of benefits payable to and in respect of the Non-United States Transferred Employees attributable to the transfer credits granted to the Non-United States Transferred Employees in the New Plan, and less an amount which the trustees or administrators of the New Plan consider to be appropriate to meet the expenses attributable to the New Plan) shall be applied solely for providing or securing pensions and other benefits for the Non-United States Transferred Employees and their beneficiaries; provided, however, that the relevant Transfer Amount shall not be applied to pay any pension or other benefits to Non-United States Transferred Employees that accrue after the Separation Date until all the Non-United States Transferred Employees and their beneficiaries have been paid their benefits payable attributable to the transfer credits granted under the New Plan; and

          (iii)  Verigy or one of its Affiliates shall, on or before the Transfer Date, establish a new contractual trust related to the Material Plans covering Non-United States Transferred Employees and their beneficiaries in Germany. The assets held by such contractual trust shall qualify as "plan assets" under GAAP or IFRS.

        3.7    Non-United States Retirement Benefits to be Provided by Verigy Include Past Service.

        (a)    Benefits for Past Service.    If Verigy or one of its Affiliates shall provide Non-United States Retirement Benefits for any Non-United States Transferred Employee in respect of service prior to the Separation Date, such Non-United States Retirement Benefits shall be equivalent in value (on the actuarial basis used for calculating the relevant transfer provided in Exhibit C) to that Non-United States Transferred Employee's Non-United States Retirement Benefits immediately before the Separation Date. If Agilent so requests in writing, Verigy shall instruct Verigy's Actuary to issue a certificate to Agilent to this effect.

        (b)    Transfers of Assets in Respect of Past Service.

          (i)    Agilent and Verigy shall cooperate to ensure that, subject to Applicable Local Law, Non-United States Retirement Benefits and related assets in respect of service prior to the Separation Date transfer to Verigy or one of its Affiliates in accordance with the applicable governing principles set forth in Sections 3.4 through 3.9 hereof. Where any transfer of Non-United States Retirement Benefits or assets in respect of those rights requires the approval or consent of any regulatory body or third party (including any Non-United States Transferred Employee), Agilent and Verigy shall each use all commercially reasonable efforts to cooperate to obtain such approval and consent.

          (ii)   Subject to Applicable Local Law, where any transfer pursuant to Sections 3.4 through 3.9 is to be made from Agilent's defined contribution Non-United States Retirement Plan to a Verigy defined contribution Plan, Verigy or one of its Affiliates shall provide that that part of the Transfer Amount which is attributable to the past service benefits of each Non-United States Transferred Employee shall be allocated to an individual account set up for such Non-United States Transferred Employee in the Verigy defined contribution Plan.

          (iii)  Subject to Applicable Local Law, Agilent and Verigy shall each use commercially reasonable efforts to provide that each transfer takes place promptly after the valuation of the liabilities (in accordance with the assumptions set out in Section 3.5(b)) has been completed in accordance with Sections 3.4 through 3.9 hereof. The Transfer Date and Payment Date shall be agreed to by Agilent and Verigy (or, in default of agreement, determined under Section 3.5(b)) no later than 30 days following the final determination of past service liabilities under Section 3.5(b).

          (iv)  Agilent and Verigy and their Affiliates shall each use commercially reasonable efforts to provide that any information reasonably required by Agilent's Actuary or Verigy's Actuary for the purpose of undertaking and agreeing to each Transfer Amount shall, to the extent this is within the power or control of Agilent, Verigy and their Affiliates, respectively, be supplied to such actuary and that any such information so supplied shall be true, complete and accurate in all material respects; and shall each use commercially reasonable efforts to provide that its actuary acts promptly and such calculations are completed promptly.

        3.8    Undertakings by Verigy and Agilent.

        Neither Verigy, Agilent nor any of their respective Affiliates shall take any actions, whether directly or indirectly, on or after the date of this Agreement that could result in an increase of the amount of Liabilities to be assumed or transferred or assets to be transferred from or in respect of any Non-United States Retirement Plan pursuant to this Agreement, except as may be required under Applicable Local Law.

        3.9    Claims in Relation to Non-United States Retirement Benefits.

        (a)   For the purposes of this paragraph:

          (i)    "Relevant Claim" means a claim by a Covered Person relating to Non-United States Retirement Benefits attributable to any period of employment prior to the Separation Date, and which have transferred to Verigy or one of its Affiliates, but not including any claims based on the grounds that a Covered Person was denied access to a Non-United States Retirement Plan prior to the Separation Date, claims arising out of any default of Agilent or one of its Affiliates prior to the Separation Date, and claims relating to any Non-United States Retirement Benefits which do not transfer to Verigy.

          (ii)   "Covered Person" means any Non-United States Transferred Employee (or any person whose benefits arise on the death of such person) whose Non-United States Retirement Benefits in respect of any period of service prior to Separation Date transfer from a Non-United States Retirement Plan to a Verigy Plan.

          (iii)  "Relevant Claim Liability" means any Liability, loss, damage, cost, claim or reasonable expense arising out of or in connection with any Relevant Claim.

        (b)   Verigy shall pay Agilent immediately upon demand an amount equal to any Relevant Claim Liability incurred or sustained by Agilent or a Non-United States Retirement Plan arising out of or in connection with any Relevant Claim (the "Liability Amount").

        (c)   To the extent that any Relevant Claim Liability relates to the value of any Non-United States Retirement Benefits, the amount of that Relevant Claim Liability shall be calculated using the actuarial method and assumptions provided in Exhibit C.

        (d)   Any Relevant Claim Liability determined in a currency other than United States dollars shall be converted into United States dollars at the payment date by Verigy in accordance with an appropriate exchange rate agreed to by Agilent and Verigy.

        (e)   The time value of the Liability Amount shall be maintained by increasing it by an amount calculated as if there were interest at the Interest Rate on the Liability Amount under Section 3.9(b) for the period from the date as at which the amount of the Liability Amount has been quantified to the date payment is made to Agilent.

ARTICLE IV

NON-QUALIFIED AND OTHER PLANS

        4.1    Excess Retirement Benefit Plan.

        Agilent shall retain and be solely responsible for all Liabilities under, or relating to, or arising from, the Agilent Excess Retirement Benefit Plan with respect to each Verigy Transferred Employee and other Verigy Employee. As soon as practicable after the Distribution Date, Verigy Transferred Employees and other Verigy Employees who are eligible to receive their vested accrued benefit under the Agilent Excess Retirement Benefit Plan may elect to take such a distribution from such plan, pursuant to the terms thereof and consistent with the requirements of Section 409A of the Code.

        4.2    Deferred Compensation Plan.

        (a)    Establishment of Verigy Deferred Compensation Plan.    Effective as of the Separation Date, Verigy shall establish the Verigy Deferred Compensation Plan, the Material Features of which shall be substantially identical to the Agilent Deferred Compensation Plan.

        (b)    Allocation and Assumption of Liabilities.    Agilent shall determine the amount of Liabilities under the Agilent Deferred Compensation Plan as of the Agilent Participation Discontinuance Date attributable to Verigy Transferred Employees and other Verigy Employees. Effective as of the Agilent Participation Discontinuance Date, Verigy shall assume all Liabilities under, related to or resulting from the Agilent Deferred Compensation Plan and described in Section 2.2 hereof, with respect to each Verigy Transferred Employee and other Verigy Employee who consents to the assumption of such Liabilities. If a Verigy Transferred Employee or other Verigy Employee does not consent to the assumption of such Liabilities, Agilent shall retain and solely be responsible for all such Liabilities under, or relating to, or arising from, the Agilent Deferred Compensation Plan with respect to such Verigy Transferred Employee or other Verigy Employee. Verigy agrees to notify Agilent of any Verigy Transferred Employee's or other Verigy Employee's termination of employment with Verigy for distribution purposes.

        4.3    2005 Deferred Compensation Plan.

        (a)    Establishment of Verigy 2006 Deferred Compensation Plan.    Effective as of the Separation Date, Verigy shall establish the Verigy 2006 Deferred Compensation Plan, the Material Features of which shall be substantially identical to the Agilent 2005 Deferred Compensation Plan.

        (b)    Allocation and Assumption of Liabilities.    Agilent shall determine the amount of Liabilities under the Agilent 2005 Deferred Compensation Plan as of the Agilent Participation Discontinuance Date attributable to Verigy Transferred Employees and other Verigy Employees. Effective as of the Agilent Participation Discontinuance Date, Verigy shall assume all Liabilities under, related to or resulting from the Agilent 2005 Deferred Compensation Plan and described in Section 2.2 hereof, with respect to each Verigy Transferred Employee and other Verigy Employee who consents to the assumption of such Liabilities. If a Verigy Transferred Employee or other Verigy Employee does not consent to the assumption of such Liabilities, Agilent shall retain and solely be responsible for all such Liabilities under, or relating to, or arising from, the Agilent 2005 Deferred Compensation Plan with respect to such Verigy Transferred Employee or other Verigy Employee. Verigy agrees to notify Agilent of any Verigy Transferred Employee's or other Verigy Employee's termination of employment with Verigy for distribution purposes.

        4.4    International Relocation Benefit Plan and International Retirement Guarantee.

        Agilent shall retain and be solely responsible for all Liabilities that have accrued as of the Distribution Date under, relating to, or arising from, the Agilent International Relocation Benefit Plan and International Retirement Guarantee with respect to each Verigy Transferred Employee and other

Verigy Employee. Verigy agrees to notify Agilent of any Verigy Transferred Employee's or other Verigy Employee's termination of employment with Verigy for distribution purposes.

        4.5    Guaranteed Relocation Subsidies.

        (a)    Establishment of Verigy Guaranteed Relocation Subsidies.    Effective as of the Separation Date, Verigy shall establish the Verigy Guaranteed Relocation Subsidies Plan ("GRS"), the Material Features of which shall be substantially identical to the Agilent GRS.

        (b)    Allocation and Assumption of Liabilities.    Agilent shall determine the amount of Liabilities under the Agilent GRS as of the Agilent Participation Discontinuance Date attributable to each Verigy Transferred Employee and other Verigy Employee. Effective as of the Agilent Participation Discontinuance Date, Verigy shall assume all Liabilities under, related to or resulting from the Agilent GRS and described in Section 2.2 hereof.

        4.6    Establishment of Verigy TFR Plan in Italy.    Effective as of the Separation Date, Verigy or one of its Affiliates shall establish a Verigy TFR plan and assume the liability for the accrued benefits under the Agilent TFR plan in Italy for the Non-United States Transferred Employees employed by the Verigy Subsidiary in Italy. The TFR plan provides payments to eligible employees in Italy following termination of employment whether due to dismissal or resignation. Consistent with the provisions of Section 2.2 above no transfer of assets or cash shall be made with respect to this liability.

ARTICLE V

HEALTH AND WELFARE PLANS

        5.1    Health, Dental and Vision Plans.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Medical Plan, Agilent Dental Plan and Agilent Vision Plan as of the applicable Agilent Participation Discontinuance Date. Effective as of the Agilent Participation Discontinuance Date, the Verigy Transferred Employees and other Verigy Employees shall be eligible to commence participation in the Verigy Medical Plan, Verigy Dental Plan and Verigy Vision Plan, subject to the terms thereof. Verigy shall credit Verigy Transferred Employees and other Verigy Employees who were enrolled in the Agilent Medical Plan immediately prior to the Separation Date with credit under the Verigy Medical Plan for any deductibles or out-of-pocket expenses those Verigy Transferred Employees and other Verigy Employees had been credited for the plan year that includes the Agilent Participation Discontinuance Date. Effective as of the Agilent Participation Discontinuance Date, Verigy shall assume all Liabilities under, related to or resulting from each of the Agilent Medical Plan, Agilent Dental Plan and Agilent Vision Plan and described in Section 2.2 hereof, other than claims for benefits provided under the terms of the Agilent Medical Plan, Agilent Dental Plan and Agilent Vision Plan, as applicable, by Verigy Transferred Employees and other Verigy Employees prior to the Agilent Participation Discontinuance Date, which claims shall remain Liabilities of Agilent. For purposes of this Section 5.1, a claim for benefits is deemed incurred when the services that are the subject of the claim are performed, and, in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

        5.2    Group Universal Life and Group Long Term Care Insurance Plans.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Group Universal Life Insurance Plan and the Agilent Group Long Term Care Insurance Plan as of the applicable Agilent Participation Discontinuance Date. Verigy Transferred Employees and other Verigy Employees may be eligible to continue such coverage on an individual basis following the applicable Agilent Participation Discontinuance Date, in accordance with the terms and conditions of the applicable plans. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Group Universal Life Insurance Plan and the Agilent Group Long Term Care Insurance Plan.

        5.3    Retiree Medical Plans.

        Verigy Transferred Employees who are eligible for coverage under Agilent Non-Medicare Medical Plan or the Medicare Supplemental Plan (collectively, the "Agilent Retiree Medical Plans") as of the Distribution Date shall have thirty (30) days following the Distribution Date to elect coverage under the relevant Retiree Medical Plan, which coverage shall commence on January 1, 2007. Any Verigy Transferred Employee who is eligible for coverage under the relevant Retiree Medical Plan and who retires between the Separation Date and the Distribution Date shall have thirty (30) days following such retirement date to elect coverage under such plan, which coverage shall commence on the Verigy Transferred Employee's retirement date. In the case of a Verigy Transferred Employee who dies between the Separation Date and the Distribution Date, his or her spouse or domestic partner may elect coverage under the applicable Agilent Retiree Medical Plan, in accordance with the terms of the relevant Agilent Retiree Medical Plan. Agilent shall retain and be solely responsible for all Liabilities under, or relating to, or arising from, the Agilent Retiree Medical Plans with respect to each Verigy Transferred Employee and other Verigy Employee and his or her spouse, domestic partner and dependents, as applicable, for whom coverage has been elected under this Section 5.3.

        5.4    Flexible Spending Account Plans.

        Verigy Transferred Employees and other Verigy Employees shall cease to contribute to and to otherwise actively participate in the Agilent Flexible Spending Account Plans as of the applicable Agilent Participation Discontinuance Date. Effective as of the Separation Date, Verigy shall adopt the Verigy Flexible Spending Account Plans. A Verigy Transferred Employee or other Verigy Employee shall submit claims and shall be reimbursed for those claims (if any) incurred between January 1, 2006 and the applicable Agilent Participation Discontinuance Date under the Agilent Flexible Spending Account Plans. A Verigy Transferred Employee or other Verigy Employee shall submit claims and shall be reimbursed for those claims (if any) incurred between the applicable Agilent Participation Discontinuance Date and December 31, 2006 under the Verigy Flexible Spending Account Plans. Contributions will be made to each Verigy Transferred Employee's or other Verigy Employee's accounts under the Verigy Flexible Spending Account Plans for compensation earned after the applicable Agilent Participation Discontinuance Date. Verigy not shall assume any Liabilities for benefits provided under the terms of the Agilent Flexible Spending Account Plans.

        5.5    Business Travel Accident Insurance Plan.

        Verigy Transferred Employees receiving benefits under the Agilent Business Travel Accident Insurance Plan shall remain covered under such plan until the applicable Agilent Participation Discontinuance Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Business Travel Accident Insurance Plan.

        5.6    COBRA.

        Through the Separation Date, Agilent shall be responsible for providing COBRA continuation coverage to Verigy Transferred Employees or other Verigy Employees and their qualified beneficiaries (as defined under COBRA). Effective as of the Separation Date, Verigy shall be responsible for providing COBRA continuation coverage to Verigy Transferred Employees or other Verigy Employees and their qualified beneficiaries (as defined under COBRA).

        5.7    Leave of Absence Programs and FMLA.

        (a)    Allocation of Responsibilities After Separation Date.    Effective as of the Separation Date (i) Verigy shall adopt Leave of Absence Programs, (ii) Verigy shall honor all terms and conditions of leaves of absence which have been granted to any Verigy Transferred Employee or other Verigy

Employee under an Agilent Leave of Absence Program or FMLA before the Separation Date by Agilent, including such leaves that are to commence after the Separation Date, and (iii) Verigy shall be solely responsible for administering leaves of absence and complying with FMLA with respect to Verigy Transferred Employees and other Verigy Employees.

        (b)    Records.    As soon as administratively practicable after the Separation Date, Agilent shall provide to Verigy copies of all records pertaining to the Agilent Leave of Absence Programs and FMLA with respect to all Verigy Transferred Employees and other Verigy Employees to the extent such records have not been previously provided.

        5.8    Workers' Compensation Program.

        (a)   Agilent shall retain and be solely responsible for the administration of all claims that are, or have been, incurred under Agilent's existing workers' compensation program (the "Agilent Workers' Compensation Program") before the Distribution Date by Verigy Transferred Employees and other Verigy Employees. For purposes of this Section 5.8, a claim is deemed incurred when the event giving rise to the workers' compensation benefit occurs. Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Workers' Compensation Program immediately prior to the Distribution Date.

        (b)   Agilent and Verigy shall use their commercially reasonable best efforts to procure at Verigy's cost and expense separate workers' compensation insurance coverage for Verigy (the "Verigy Workers' Compensation Program") to take effect as of the Distribution Date. Claims incurred by Verigy Transferred Employees and other Verigy Employees on or after the Distribution Date shall be administered under the Verigy Workers' Compensation Program.

        (c)   Each party shall fully cooperate with the other with respect to the administration and reporting of workers' compensation claims.

        (d)   Any transition services to be provided with respect to workers' compensation insurance shall be subject to and governed by the terms of the Transition Services Agreement.

        5.9    Non-United States Health and Welfare Plans.    On and after the Agilent Participation Discontinuance Date, except as otherwise provided in a Local Asset Transfer Agreement, Non-United States Transferred Verigy Employees will cease participating in the local Agilent health and welfare Plans and will begin participating in the local Verigy health and welfare Plans. Verigy shall not assume any Liabilities for benefits provided under the terms of the local Agilent health and welfare Plans, except as required by Applicable Law.

ARTICLE VI

EQUITY AND OTHER COMPENSATION

        6.1    Agilent Options.

        (a)   Verigy Transferred Employees shall have three (3) months following the Distribution Date to exercise their options to purchase Agilent Common Stock ("Agilent Options") that were fully vested and exercisable immediately prior to the Distribution Date; provided that any options converted from Hewlett Packard ("HP Converted Options"), must be exercised by the Distribution Date. Notwithstanding the foregoing, Verigy Transferred Employees who hold options described in the preceding sentence (including HP Converted Options) and who are eligible on the Distribution Date for retirement in accordance with Agilent's retirement policy as in effect on the Distribution Date, under the terms of their applicable option agreements, shall have the earlier of (i) three (3) years following the Distribution Date and (ii) the expiration of the term of the Agilent Option to exercise such Agilent Options. To the extent such Agilent Options are not exercised within the applicable post-termination exercise period, such Agilent Options shall be cancelled without payment therefor.

        (b)   All Agilent Options held by Verigy Transferred Employees on the Distribution Date and are not described in Section 6.1(a) above shall be cancelled and immediately replaced by options to purchase Verigy Ordinary Shares ("Verigy Options") to the extent feasible and practical under Applicable Local Law. Each Verigy Option shall continue to have, and be subject to, the same terms and conditions as the corresponding Agilent Options, except that (i) such Verigy Option shall be exercisable for that number of whole Verigy Ordinary Shares equal to the product of the number of shares of Agilent Common Stock that were issuable upon exercise of such Agilent Option as of the Distribution Date multiplied by the Ratio, rounded down to the nearest whole number of Verigy Ordinary Shares, and (ii) the per share exercise price for the Verigy Ordinary Shares issuable upon exercise of such Verigy Option shall be equal to the quotient determined by dividing the exercise price per share of Agilent Common Stock at which such Agilent Option was exercisable as of the Distribution Date by the Ratio, rounded up to the nearest cent. The grant of Verigy Options under this Section 6.1(b) shall comply with all applicable provisions of the Code, including Section 409A, when performing the calculation to determine the number of Verigy Ordinary Shares and the per share exercise price of the Verigy Options.

        Notwithstanding the foregoing provision of this Section 6.1(b), alternative awards may be provided to employees outside the United States where options are impractical and/or infeasible due to local requirements or where other awards may obtain more favorable treatment under Applicable Local Law (e.g., employees in France may receive French qualified restricted stock units, rather than options).

        (c)   In the event of the termination of a Verigy Transferred Employee's employment prior to the Distribution Date, any Agilent Option held by the Verigy Transferred Employee shall continue to be exercisable for a period of time after termination only in accordance with the terms of the Agilent 1999 Stock Plan and the terms of the applicable grant agreement.

        6.2    Verigy Options—Initial Grants.

        Effective as of the IPO, executive officers, non-employee directors (excluding any Agilent directors serving on the Board of Directors of Verigy) and certain employees worldwide will be granted options to purchase Verigy Ordinary Shares and/or restricted stock to the extent feasible and practical under Applicable Local Law. The value of the shares subject to such grants, valued at the IPO price, shall be agreed upon by Verigy and Agilent. The exercise price per share of the options will be equal to the IPO price of the Verigy Ordinary Shares.

        6.3    Agilent Restricted Stock.

        Verigy Transferred Employees shall continue to hold their shares of Agilent restricted stock after the Separation Date on the same terms and conditions under which they were held as of the Separation Date. Effective as of the Distribution Date, the Agilent restricted stock held by Verigy Transferred Employees will be cancelled without payment therefor and immediately thereafter Verigy will issue shares of restricted stock of equivalent value to such employees to replace the otherwise cancelled grants, which shall contain the same terms and conditions as the cancelled Agilent restricted stock.

        6.4    Employee Stock Purchase Plan.

        Verigy Transferred Employees and other Verigy Employees shall cease participation in the Agilent Employee Stock Purchase Plan as of the applicable Agilent Participation Discontinuance Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Employee Stock Purchase Plan.

        6.5    Variable Pay Plan.

        Verigy Transferred Employees and other Verigy Employees shall cease participation in the Agilent variable pay plans as of the applicable Agilent Participation Discontinuance Date. Effective as of the

Separation Date, Verigy shall establish the Verigy variable pay plans. Verigy shall be solely responsible for all Liabilities related to the payment of variable pay to Verigy Transferred Employees and other Verigy Employees under any variable pay plan with respect to service completed on and after May 1, 2006.

        6.6    Service Award Program.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Service Award Plan as of the applicable Agilent Participation Discontinuance Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Service Award Plan.

ARTICLE VII

FRINGE AND OTHER BENEFITS

        7.1    Employee Assistance Program.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Employee Assistance Program as of the end of the sixty (60) day period following the applicable Agilent Participation Discontinuation Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Employee Assistance Program.

        7.2    Educational Assistance Program.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Educational Assistance Program as of the applicable Agilent Participation Discontinuation Date. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Educational Assistance Program.

        7.3    Adoption Assistance Program.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Adoption Assistance Program as of the applicable Agilent Participation Discontinuation Date. Notwithstanding the foregoing, in the event a Verigy Transferred Employee or other Verigy Transferred Employee is transferred to Verigy in accordance with Section 2.1 and such employee has an adoption pending under the Agilent Adoption Assistance Program, such employee shall continue active participation in the Agilent Adoption Assistance Program through such adoption and then shall cease active participation in such plan. Verigy shall not assume any Liabilities for benefits provided under the terms of the Agilent Adoption Assistance Program.

        7.4    Credit Union.

        Agilent shall use its commercially reasonable best efforts to make the Agilent Employees' Federal Credit Union available to Verigy Transferred Employees and other Verigy Employees on substantially similar terms and conditions as are offered to employees of the Agilent Group, through such date as Agilent and Verigy mutually agree. Verigy shall reimburse Agilent for any and all direct and indirect costs and expenses related thereto.

        7.5    Other Fringe Benefits.

        To the extent that Agilent maintains, sponsors or provides other fringe benefits to its employees, then Agilent shall, to the extent permitted by Law, continue to make such benefits available to Verigy Transferred Employees and other Verigy Employees on substantially similar terms and conditions as are offered to the employees of the Agilent Group through the Agilent Participation Discontinuance Date or such other date upon which Agilent and Verigy mutually agree. Verigy shall reimburse Agilent for any and all direct and indirect costs and expenses related thereto after the Separation Date. Agilent and Verigy agree to make commercially reasonable best efforts to mutually agree on whether, when, and on what terms any member of the Verigy Group shall maintain, sponsor or offer fringe benefits prior to the Distribution Date.

ARTICLE VIII

ADMINISTRATIVE PROVISIONS

        8.1    Beneficiary Designations.

        All beneficiary designations made by Verigy Transferred Employees and other Verigy Employees under the Agilent Plans shall be transferred to and be in full force and effect under the corresponding Verigy Plans, to the extent that such plans provide for beneficiary designations, until such beneficiary designations are replaced or revoked by the Verigy Transferred Employee or other Verigy Employee who made the beneficiary designation, in accordance with the terms of such plans.

        8.2    Requests for IRS Opinions.

        Agilent and Verigy shall make such applications to regulatory agencies, including the IRS, as may be necessary or appropriate. Agilent and Verigy shall cooperate fully with one another on any issue to the transactions contemplated by this Agreement for which Agilent or Verigy elects to seek a determination letter or private letter ruling from the IRS.

        8.3    Fiduciary Matters.

        Agilent and Verigy each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or applicable Law, and no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party's good faith determination that to do so would violate such a fiduciary duty or standard of conduct.

        8.4    Consent of Third Parties.

        If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Agilent and Verigy shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Agilent and Verigy shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

        8.5    World Wide Web.

        Through the Separation Date or such other date as Agilent and Verigy mutually agree, Agilent shall make its intranet site available to Verigy Employees on substantially the same terms as such intranet site is made available to Agilent Employees. Verigy agrees to fully reimburse Agilent for any and all costs and expenses related thereto. Agilent and Verigy shall use their commercially reasonable best efforts to mutually agree on the appropriate methods for Verigy to establish its own site.

ARTICLE IX

EMPLOYMENT-RELATED MATTERS

        9.1    HR Data Support Systems.

        Agilent shall provide human resources data support for Verigy Transferred Employees and other Verigy Employees for a period mutually agreed upon between Agilent and Verigy. Agilent reserves the right to discontinue Verigy's access to any Agilent human resource data support systems with reasonable notice. Verigy agrees to fully reimburse Agilent for any and all associated costs and expenses relating to its use of the Agilent human resources data support systems.

        9.2    Confidentiality and Proprietary Information.

        No provision of this Agreement, the Master Separation Agreement or any ancillary agreement shall be deemed to release any individual for any violation of the Agilent non-competition guideline or any agreement or policy pertaining to confidential or proprietary information of any member of the Agilent Group or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement or policy.

        9.3    FTO Policy.

        Effective as of the Separation Date, Verigy shall establish the Verigy FTO Policy. Effective as soon as administratively practicable after the Verigy Transferred Employee's or other Verigy Employee's Agilent Participation Discontinuance Date, Agilent shall transfer to Verigy all data and information relating to the accrued benefits under the Agilent FTO Policy. Effective as of the Agilent Participation Discontinuance Date, Verigy shall assume all Liabilities under, relating to, or arising from the accrued benefits under the Agilent FTO Policy and described in Section 2.2 hereof. In the event that an Agilent Employee or Verigy Employee transfers his or her employment to the other party before the Distribution Date, such transfer of employment shall not result in a payout or constitute a termination event for purposes of the FTO Policy (except as may be required by Applicable Local Law under any non-United States FTO Policy), and no duplication of benefits shall occur as a result of any such transfer of employment between Agilent and Verigy. Furthermore, all Liabilities attributable to each Agilent Employee or Verigy Employee who transfers employment between Agilent and Verigy prior to the Distribution Date shall be assumed by the transferee employer subsequent to the transfer. With regard to the FTO Policy covering the Verigy Transferred Employees in Germany, at Agilent's option (and subject to Applicable Local Law), Agilent shall (i) transfer assets from such FTO Policy to the Verigy FTO Policy as of the Separation Date, (ii) make a cash payment to Verigy, or (iii) any combination of the foregoing. The total amount of such asset transfer or payment shall be equal to the value of the past service Liabilities transferred for the Verigy Transferred Employees on the Separation Date, and adjusted for any Non-United States Transferred Employees whose employment with Verigy or a Verigy Subsidiary in Germany begins after the Separation Date and before the Distribution Date, as calculated by Agilent's Actuary in good faith. Such payment or transfer will be made (whether through an asset transfer or payment) as soon as practicable on or after the Distribution Date. Personal holidays accrued by Verigy Transferred Employees and other Verigy Employees prior to the applicable Agilent Participation Discontinuance Date shall not transfer to Verigy, to the extent allowable by Applicable Local Law. Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Alternative Work Schedule Holiday Bank as of the applicable Agilent Participation Discontinuance Date.

        9.4    Accrued Payroll, Bonuses, Variable Pay and Commissions.

        Agilent shall retain and be solely responsible for all Liabilities under, relating to, or arising from payroll, bonuses, variable pay and commissions for service by a Verigy Transferred Employee or other Verigy Employee prior to the Agilent Participation Discontinuance Date. Verigy shall be solely responsible for all Liabilities under, relating to, or arising from payroll, bonuses variable pay and commissions attributable to service on and after the Agilent Participation Discontinuance Date. Agilent and Verigy shall agree on the manner and method of payment for all accrued payroll, bonuses, variable pay and commissions agreed to on behalf of such employees. Effective as of the Separation Date, Verigy shall establish its own payroll system and commission policy. Notwithstanding any provisions of this Agreement to the contrary, effective as of the Agilent Participation Discontinuance Date, Verigy shall assume and be solely responsible for all Liabilities under, relating to, or arising from any retention bonuses payable to each Verigy Transferred Employee or other Verigy.

        9.5    Payroll and Withholding.

        (a)    Income Reporting, Withholding.    Agilent and Verigy shall use their commercially reasonable best efforts to cause the Agilent human resources management system to be split into two separate systems on the Separation Date. Verigy shall perform the income reporting and withholding function under its own employer identification number for Verigy Transferred Employees, other Verigy Employees and other service providers, commencing with service periods beginning on or after the Separation Date. Agilent shall continue to perform the income reporting and withholding function for Agilent Employees and other service providers.

        (b)    Delivery of, and Access to, Documents and Other Information.    Concurrently with the Agilent Participation Discontinuance Date, Agilent shall cause to be delivered to Verigy, the employee information set forth on all Forms W-4 executed by Agilent Employees designated as Verigy Transferred Employees or other Verigy Employees as of the applicable Agilent Participation Discontinuance Date. For the period beginning on the Separation Date and ending on the Distribution Date (and for such additional period as Agilent and Verigy may mutually agree), Agilent shall make reasonably available to Verigy all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any employee or service provider of Verigy. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, W-4, 940 and 941), and information concerning garnishment of wages or other payments. Verigy agrees to fully reimburse Agilent for the cost associated with such availability and access. Verigy agrees that, to the extent permitted under the terms of this Agreement, in the event a Verigy Transferred Employee or other Verigy Employee becomes an employee of Agilent, Verigy shall cause to be delivered to Agilent, the employee information set forth on all Forms W-4 executed by such individual as soon as reasonably practicable following the Verigy Transferred Employee's or other Verigy Employee's termination of employment with Verigy.

        (c)    Consistency of Tax Positions; Duplication.    Agilent and Verigy shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers' compensation contributions, or unemployment contributions arising on or after the Separation Date. Agilent and Verigy shall take consistent reporting and withholding positions with respect to any such taxes or contributions.

        9.6    Personnel and Pay Records.

        For the period beginning on the Separation Date and ending on the Distribution Date (and for such additional period as Agilent and Verigy may mutually agree), Agilent shall make reasonably available to Verigy, subject to applicable Laws on confidentiality and data protection, all current and historic forms, documents or information, no matter in what format stored, relating to pre-Distribution Date personnel, medical records, and payroll information (collectively referred to as "Personnel Data"). Such Personnel Data may include, but is not limited to: (a) information regarding a Verigy Transferred Employee's or other Verigy Employee's ranking or promotions; (b) the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting an employee's or service provider's compensation; and (c) performance evaluations. Verigy agrees to fully reimburse Agilent for the cost associated with such availability and access. Verigy agrees that, to the extent permitted under the terms of this Agreement, in the event a Verigy Transferred Employee or other Verigy Employee becomes an employee of Agilent, Verigy shall cause to be delivered to Agilent, the Personnel Data as soon as reasonably practicable following the Verigy Transferred Employee's or other Verigy Employee's termination of employment with Verigy.

        9.7    Unemployment Insurance Program.

        Verigy Transferred Employees and other Verigy Employees shall cease active participation in the Agilent Unemployment Insurance Program as of the applicable Agilent Participation Discontinuance Date. Effective as of the Separation Date, Verigy shall establish the Verigy Unemployment Insurance Program, the Material Features of which shall be substantially identical to the Agilent Unemployment Insurance Program. Agilent shall use its commercially reasonable best efforts for and on behalf of Verigy to procure an agreement with its unemployment insurance vendor(s) with the material features of the Agilent unemployment insurance agreement, including, without limitation, administration of all unemployment compensation claims of Verigy Transferred Employees and other Verigy Employees, regardless of whether such claims were filed before, on, or after the Separation Date. Unless otherwise directed by Verigy, Agilent shall take commercially reasonable best efforts to assist Verigy as well as all members of the Verigy Group in retaining the Agilent experience rating on or after the Separation Date.

        9.8    Employment Litigation.

        Verigy shall have the sole responsibility for all employment-related claims regarding Verigy Transferred Employees and other Verigy Employees that exist, or come into existence, on or after the Agilent Participation Discontinuance Date arising out of or relating to their employment by the Business or the Verigy Group, other than claims for severance under the Agilent Workforce Management Program. The claims described in this Section 9.8 for which Verigy shall have sole responsibility shall constitute Assumed Transferred Employee Liabilities.

Schedule 9.8 sets forth a complete list of all unresolved court, arbitration, or administrative proceedings concerning employment-related claims regarding Verigy Transferred Employees and other Verigy Employees existing on the date hereof, and to the knowledge of Agilent's executive officers, any other claim filed as of the date hereof in a court of law or government administrative agency, or asserted in a demand letter received by Agilent from counsel, alleging discrimination or wrongful termination regarding Verigy Transferred Employees and other Verigy Employees existing on the date hereof.

ARTICLE X

MISCELLANEOUS

        10.1    Effect if Payroll, Transfer, IPO and/or Distribution Does Not Occur.

        Subject to Section 10.13 of the Master Separation Agreement, if the Transfer, IPO and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date, IPO, and/or Distribution Date, or otherwise in connection with the Transfer, IPO and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Agilent and Verigy.

        10.2    Relationship of Parties.

        Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

        10.3    Affiliates.

        Each of Agilent and Verigy shall cause to be performed, and hereby guarantee the performance of, any and all actions of the Agilent Group or the Verigy Group, respectively.

        10.4    Entire Agreement.

        This Agreement is an integral part of, is subject to, and is to be interpreted consistently with, the Master Separation Agreement, and the provisions of the Master Separation Agreement that do not conflict with the provisions of this Agreement are hereby incorporated by reference; in all other respects this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written and oral (and all contemporaneous oral) agreements and understandings with respect to the express subject matter hereof. The provisions of Article X of the Master Separation Agreement (Miscellaneous) not otherwise expressly covered in this Article X are hereby incorporated by reference into this Agreement.

        10.5    Cooperation.

        Agilent and Verigy agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to promptly (a) comply with all requirements of this Agreement, ERISA, the Code and other Laws which may be applicable to the matters addressed herein, and (b) subject to applicable Law, provide each other with such information reasonably requested by the other Party to assist the other Party in administering its Plans and complying with applicable Law and regulations and the terms of this Agreement, including for distribution purposes.

        10.6    Third Party Beneficiaries.

        This Agreement shall not confer third-party beneficiary rights upon any Verigy Transferred Employee, other Verigy Employee or any other Person. Nothing in this Agreement shall be construed as giving to any Verigy Transferred Employee, other Verigy Employee or other Person any legal or equitable right against Agilent or Verigy or their respective Affiliates. This Agreement shall not constitute a contract of employment and will not give any Verigy Transferred Employee or other Verigy Employee a right to be retained in the employ of either Agilent or Verigy or any of their respective Affiliates, unless the Verigy Transferred Employee or other Verigy Employee would otherwise have that right under applicable Law. With regard to any Verigy Transferred Employee or other Verigy Employee who was an employee-at-will prior to becoming a Verigy Transferred Employee or other Verigy Employee, this Agreement shall not be deemed to change that at-will status in any way.

        10.7    Non-Solicitation.

        (a)   Agilent agrees that for a period of two (2) years from and after the Separation Date it shall not, and it shall cause each of its Affiliates not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Verigy, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Agilent or any of its Affiliates) (i) any Verigy Transferred Employee or (ii) any other Verigy Employee, unless in each case such Person ceased to be an employee of Verigy or its Affiliates prior to such action by Agilent or any of its Affiliates, or, in the case of such Person's voluntary termination of employment with Verigy or any of its Affiliates, at least three (3) months prior to such action by Agilent or any of its Affiliates to the extent allowable under Applicable Local Law.

        (b)   Verigy agrees that for a period of two (2) years from and after the Separation Date it shall not, and it shall cause its Affiliates not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Agilent, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Agilent or any if its Affiliates) any Agilent Employee or any Person that it or they know to be employed by Agilent or any of its Affiliates unless such Person ceased to be an employee of Agilent or such Subsidiary prior to such action by Verigy or any of its Affiliates, or, in the case of such Person's voluntary termination of employment with Agilent or any of its Affiliates, at least three (3) months prior to such action by Verigy or any of its Affiliates to the extent allowable under Applicable Local Law.

        (c)   Notwithstanding the foregoing, the restrictions set forth in Sections 10.7(a) and 10.7(b) shall not apply to (i) bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party, or (ii) any employee who is not a manager or an individual contributor who is engaged in the design of Semiconductor Test Systems or processes. Section 10.7(a) shall not apply to any Person who is hired by Agilent or any of its Affiliates (A) pursuant to any existing agreement with employee representatives (such as a works council agreement) by which Agilent or any of its Affiliates is bound or (B) as a result of actions required to be taken by Agilent or any of its Affiliates in order to comply with Applicable Local Law.

        10.8    Breaches, Indemnification and Termination.

        Except as set forth in Article 2 and Section 10.4 above, the sole and exclusive remedy for any breach of a covenant or agreement set forth herein shall be as set forth in Article IX of the Master Separation Agreement. More specifically, any breach of a covenant or agreement set forth hereon shall be subject to the limitations set forth in, and resolved in accordance with the terms of Articles IX and X of the Master Separation Agreement. This Agreement shall terminate upon termination of the Master Separation Agreement as set forth in Article X of the Master Separation Agreement.

        10.9    Conflict.

        In the event of any conflict between the provisions of this Agreement and any Local Asset Transfer Agreement, the provisions of the Local Asset Transfer Agreement shall control.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the date first above written.

AGILENT TECHNOLOGIES, INC.

By:	Name: Title:

[AGILENT'S SIGNATURE PAGE TO THE EMPLOYEE MATTERS AGREEMENT—
VERIGY'S SIGNATURE PAGE FOLLOWS]

VERIGY PTE. LTD.

By:	Name: Title:

[VERIGY'S SIGNATURE PAGE TO THE EMPLOYEE MATTERS AGREEMENT]

ANNEX A—DEFINITIONS

        "Agilent's Actuary" shall mean Watson Wyatt or another actuary or firm of actuaries determined by Agilent (and notified in writing to Verigy) for the purposes of the Non-United States Benefit Plans.

        "Agilent Employee" shall mean an individual who, on the Distribution Date is, (i) either actively employed by, or on a leave of absence from, the Agilent Group, (ii) employed in the United States and on a paid or unpaid medical leave of absence, short-term disability, California Paid Leave of Absence, FMLA leave or military leave of absence from the Business on the Separation Date, (iii) is an employee of the Agilent Group and has received a notice of termination from the Business in accordance with the Agilent Workforce Management Program (iv) is an Agilent Terminated Employee, or (v) is an employee or group of employees designated as Agilent Employees by Agilent.

        "Agilent Health Plans" shall mean all health plans, programs and arrangements established by Agilent.

        "Agilent Participation Discontinuance Date" shall mean, with respect to an individual, the Separation Date or, with respect only to individuals who were actively employed by, or on leave of absence from, the Business or the Verigy Group prior to the Distribution Date, such later date on which such individual is transferred to employment with Verigy (or a Verigy Affiliate) in accordance with Section 2.1 hereof.

        "Agilent Retirement Plans" shall mean all defined contribution and defined benefit plans established by Agilent that are intended to be qualified under Section 401(a) of the Code.

        "Agilent RP" shall mean the Agilent Technologies, Inc. Retirement Plan.

        "Agilent Stock Value" shall mean the average of the high and low per-share trading prices of Agilent common stock on the NYSE on the last trading day before the Distribution Date.

        "Agilent Terminated Employee" shall mean any individual who is a former employee of the Agilent Group and who, on the Distribution Date, is not a Verigy Transferred Employee.

        "Agilent Workforce Management Program" shall mean any program adopted by Agilent in writing from time to time for the purpose of reducing Agilent's workforce in accordance with its business needs.

        "Applicable Local Law" shall mean the applicable laws of the relevant jurisdiction (including any local registry or tax approval requirements), and, to the extent relevant, the governing provisions of the relevant Non-United States Retirement Benefit Plan.

        "Automatic Transferred Employee" shall mean those Verigy Transferred Employees where non-United States local employment laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of employees upon the transfer of a business as a going concern and such transfer occurs by operation of law.

        "COBRA" shall mean the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "FMLA" shall mean the Family and Medical Leave Act of 1993, as amended.

        "FTO Policy" when immediately preceded by "Agilent" shall mean the Agilent Flexible Time Off Policy. When immediately preceded by "Verigy" shall mean the Verigy Flexible Time Off Policy to be established pursuant to this Agreement.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "IFRS" shall mean the International Financial Reporting Standards.

        "Interest Rate" shall mean the rate set forth in Exhibit C hereto.

        "Leave of Absence Programs" when immediately preceded by "Agilent," shall mean the personal, medical, military and FMLA leave offered from time to time under the personnel policies and practices of Agilent. When immediately preceded by "Verigy," "Leave of Absence Programs" shall mean the leave of absence programs to be established by Verigy pursuant to this Agreement.

        "Material Feature" shall mean any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants (or their dependents or beneficiaries) (in the aggregate) of that Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided under such Plan and the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan.

        "Material Plans" shall mean the following plans:

  France

  Indemnités de Fin de Carrière.

  Germany

  Pensionsplan der Agilent Technologies Deutschland GmbH für alle Betriebsangehörigen mit Firmeneintritt bis 31.12.1994 (Übernahme betriebliche Regelung Pensionsplan 1982—established by Hewlett-Packard GmbH July 30, 1982—taken over by Agilent Technologies November 1st, 1999)

  Konzernbetriebsvereinbarung zum Aufbauversorgungsplan für die Betriebsangehörigen mit Firmeneintritt ab 01.01.1995 zwischen Agilent Technologies Deutschland Holding GmbH und dem Konzernbetriebsrats von Agilent Technologies in Deutschland (as of February 1st, 2005)

  Konzernbetriebsvereinbarung zum Basisversorgungsplan zwischen Agilent Technologies Deutschland Holding GmbH und dem Konzernbetriebsrats von Agilent Technologies in Deutschland (as of February 1st, 2005)

  Zusatzversorgungsplan der Agilent Technologies Deutschland GmbH für alle Betriebsangehörigen mit Firmeneintritt bis 31.12.1994

  Korea

  Retirement Severance Plan

  Taiwan

  Labor Standard Law Plan

        "Members' Voluntary Fund" shall mean a fund made up of the voluntary contributions of Non-United States Transferred Employees, the investment or moneys representing these contributions and any income derived from them, under which fund the relevant members are entitled to benefits based on the portion of the fund attributable to them, rather than based on earnings.

        "Non-Material Plans" shall mean Agilent's defined benefit Non-United States Retirement Plans that are not Material Plans.

        "Non-United States Plan" shall mean, when immediately preceded by "Agilent," a Plan maintained by a member of the Agilent Group primarily for the benefit of its employees outside the United States.

When immediately preceded by "Verigy," a Plan to be established by a member of the Verigy Group primarily for the benefit of its employees outside the United States.

        "Non-United States Retirement Benefit" shall means any pension, lump sum, gratuity or similar benefit provided or to be provided on retirement or on death in respect of a Non-United States Employee's employment. This includes post-retirement medical or dental benefits, post-retirement life insurance benefits, and termination indemnities.

        "Non-United States Retirement Plan" shall mean each plan, scheme, fund or arrangement of Agilent and its Affiliates or within the Business operated outside the United States which provides Non-United States Retirement Benefits to or in respect of Non-United States Transferred Employees, including any such plan, scheme, fund or arrangement which has not been disclosed in the data room, but not including Agilent Plans or any other plans, funds or arrangements operated within the United States; and not including any industry-wide plan (which, for this purpose, shall mean any multi-employer scheme, plan, fund or arrangement for providing Non-United States Retirement Benefits in which non-associated employers may participate, except in circumstances where temporary participation is permitted following a business sale) in which Agilent participates in respect of Non-United States Transferred Employees.

        "Non-United States Transferred Employee" means any individual employed other than in the United States by Agilent or any Subsidiary of Agilent or within the Business (a) who shall become an employee of Verigy with effect from the Separation Date as a consequence of this Agreement, (b) in respect of whose past service benefits under any Non-United States Retirement Plan a transfer is made or to be made under this Agreement, and, (c) where such transfer is subject to the consent of the relevant Non-United States Transferred Employee, who has given such consent. In Germany, "Non-United States Transferred Employee" shall also mean any individual employed by any Subsidiary of Agilent in Germany who is designated to transfer to Flextronics International Germany GmbH & Co Kg on or about the Separation Date and who effectively objects to the transfer of his/her employment to Flextronics.

        "Payment Date" shall mean each transfer to be made in respect to the Non-United States pension Plans, the due date for such payment of the relevant Transfer Amount (it is anticipated that the Payment Date for the Material Plan in France will be November 1, 2006).

        "Plan" shall mean any plan, scheme, policy, program, payroll practice, arrangement, contract, trust, insurance policy or any agreement or funding vehicle providing compensation or benefits.

        "QDRO" shall mean a domestic relations order which qualifies under Code Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Agilent Retirement Plans.

        "QMCSO" shall mean a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the Agilent Health Plans.

        "Ratio" shall mean the ratio determined by dividing the Agilent Stock Value by the Verigy Stock Value.

        "Transfer Date" shall mean the effective date of the transfer of the Non-United States Retirement Benefits from the relevant Non-United States Retirement Plan to a Verigy Plan.

        "Transfer Regulations" means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as "Acquired Rights Directive") and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive.

        "Verigy's Actuary" shall mean the actuary or firm of actuaries determined by Verigy (and notified in writing to Agilent) for the purposes of the Non-United States Benefit Plans.

        "Verigy Employee" shall mean any individual who is (a) either actively employed by, or on a leave of absence from the Business on the Separation Date not described in Section 2.1(c) hereof, (b) actively employed by the Agilent Group that, at any time after the Separation Date and before the Distribution Date, moves to the employ of the Verigy Group from the employ of the Agilent Group in accordance with Section 2.1(b) or (c) hereof, (c) a Verigy Terminated Employee, (d) employed by the Verigy Group, (e) any other employee or group of employees designated as Verigy Employees (as of any specified date prior to the Distribution Date) by Agilent in accordance with Section 2.1(b) or (c) hereof, or (f) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee, described in clauses (a) through (f) above with respect to that employee's or former employee's benefit under the applicable Plan(s) (unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a Verigy Employee with respect to any benefits he or she accrues or accrued under any applicable Plan(s), unless he or she is a Verigy Employee by virtue of clauses (a) through (f) above).

        "Verigy Plan" shall mean any scheme, plan, fund or arrangement (other than those within the United States) of Verigy providing Non-US Retirement Benefits and under which Verigy proposes to provide Non-US Retirement Benefits for Non-US Transferred Employees.

        "Verigy Stock Value" shall mean the average of the high and low per-share trading prices of Verigy common stock on the NASDAQ National Market on the Distribution Date.

        "Verigy Terminated Employee" shall mean any individual who is (a) a former employee of the Agilent Group who was terminated from the Business on or before the Separation Date or (b) a former employee of the Verigy Group. Notwithstanding the foregoing, "Verigy Terminated Employee" shall not, unless otherwise expressly provided to the contrary in this Agreement, include (x) an individual who, on the Separation Date is (i) either actively employed by, or on a leave of absence from, the Agilent Group, (ii) employed in the United States and on a paid or unpaid medical leave of absence, short-term disability, California Paid Leave of Absence, FMLA leave or military leave of absence from the Business on the Separation Date, (iii) is an employee of the Agilent Group and has received a notice of termination from the Business in accordance with the Agilent Workforce Management Program, (iv) is an Agilent Terminated Employee, or (v) is an employee or group of employees designated by Agilent as employee(s) of the Agilent Group, or (y) an individual who is otherwise a Verigy Terminated Employee, but who is subsequently employed by the Agilent Group prior to the Separation Date.

        "Verigy Transferred Employee" shall mean any individual who, as of the Distribution Date, is (a) either actively employed by, or on a personal leave of absence from the Verigy Group, (b) a Verigy Terminated Employee, (c) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee, described in clauses (a) or (b) above with respect to that employee's or former employee's benefit under the applicable Plan(s) (unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a Verigy Transferred Employee with respect to any benefits he or she accrues or accrued under any applicable Plan(s), unless he or she is a Verigy Transferred Employee by virtue of clauses (a) or (b) above), or (d) an employee or group of employees designated by Agilent as Verigy Transferred Employees in accordance with Section 2.1(b) or (c) hereof.

An individual may be a Verigy Transferred Employee pursuant to this Section regardless of whether such individual is, as of the Distribution Date, alive, actively employed, on a temporary leave of absence from active employment, on layoff, terminated from employment, retired or on any other type of employment or post-employment status relative to an Agilent or Verigy Plan, and regardless of whether, as of the Distribution Date, such individual is then receiving any benefits from any Agilent or Verigy Plan.

Exhibit A

Verigy U.S. Inc. 401(k) Plan
Verigy Ltd. 2006 Employee Shares Purchase Program
Verigy U.S. Deferred Compensation Program
Verigy Results Bonus Program
Verigy Pay for Results Program
Verigy Ltd. 2006 Equity Incentive Plan
Aetna Open Choice (PPO)—medical plan
Aetna Traditional Choice—out of area medical plan
Kaiser Permanente HMO (Northern and Southern California)—medical plan
EyeMed Access Plan H—vision plan
Aetna Dental Preferred Provider Organization (PPO)—dental plan
Aetna HealthFund HSA—Health Savings Account
MHN Employee Assistance Program—EAP
Principal Life Insurance: Group Term Life Insurance
Principal Life Insurance: AD&D Insurance
Principal Life Insurance: Group Voluntary Term Life Insurance (Employee and Spouse)
Principal Life Insurance: Group Voluntary Term AD&D Insurance (Employee and Spouse)
Principal Life Insurance: Group Voluntary Term Child Insurance
Principal Life Insurance: Group Long Term Disability Insurance (Core and Buy Up)
Principal Life Insurance: Group Short Term Disability Insurance
Verigy Retiree Medical Account
Health Care Spending Plan (Ceridian)
Dependent Care Spending Plan (Ceridian)
Business Travel Accident Insurance (Chubb)
Travel Medical Insurance (Cigna International)
Medical & Security Assistance (ISOS)

EXHIBIT B

	Name of Plan	Type of Plan
Canada	Pension Plan for Employees of Agilent Technologies Canada Inc.	DC
China	Agilent Supplementary Pension Pan	DC
France	Termination (Retirement) Indemnities (IFC) Pension Plan for "Tranche C" (Art 83) Company Saving Plan (PEE)	DB DC DC
Germany	Pre 95 old Pension Plan (PPL) Post 95 Basic Pension Plan (BVP) Post 95 Additional Pension Plan (AVP) Supplementary Support Plan (ZVP)	DB Cash Balance Cash Balance Cash Balance
Italy	Retirement Plan for Dipendenti Retirement Plan for Dirigenti Termination Indemnities	DC DC DB
Japan	Agilent Technologies Employee Pension Fund Agilent Technologies Employee Pension Fund Agilent Technologies Employee Pension Fund	DB DB DB
Korea	Retirement Severance Plan	DB
Malaysia, Kuala Lumpur	Agilent Technologies Sales (Malaysia) Retirement Plan	DB
Malaysia, Penang	EPF Top Up plan	DC
Singapore	none
Taiwan	Taiwan Labor Standard Law Plan Agilent Leaving Service Benefit	DB DC

EXHIBIT C

Agilent Technologies
FAS 87 Actuarial Valuation
Actuarial Assumption as at 5/31/2006

	France					Korea	Taiwan
Germany
	Retirement Indemnity					Pension Plan	Pension Plan
		PPL	ZVP	BVP	AVP
Discount rate	4.75%	4.75%	4.75%	4.75%	4.75%	6.00%	3.00%
Salary increase	2.50%	3.00%	N/A	3.00%	N/A	5.00%	3.00%
Social Security Contribution Ceiling increase	N/A	2.00%	N/A	2.00%	N/A	N/A	N/A
Pension increases	N/A	1.75%	N/A	1.75%	1.75%	N/A	N/A
Retirement Age	Age 63, assumed voluntary	Age 62	Age 63	Age 62	Age 62	Age 60	Age 60, if eligible before age 60, only assumed at 3% of population
Mortality tables	TD/TV 99-01	Heubeck 1998	Heubeck 1998	Heubeck 1998	Heubeck 1998	1983 GAM, set back 6 years for females	Taiwan Standard Ordinary Experience Mortality Table 2002
Disability rates	None	80% of Heubeck 1998	80% of Heubeck 1998	80% of Heubeck 1998	80% of Heubeck 1998	N/A	10% of mortality
Turnover rates	5% up to age 50	Aglient tables	Aglient tables	Aglient tables	Aglient tables	Aglient tables	Aglient tables
Social charges	45% in case of voluntary retirement	N/A	N/A	N/A	N/A	N/A	N/A
Payment from	Lump sum	Pension	Pension	Pension	Pension	Lump sum	Lump sum
PPL/BVP other:
New works' council agreement: Employees under both the PPL and the BVP accrue additional BVP entitlements based on 6.7% additional contributions. The additional 6.7% are calculated on the basis of pensionable pay under each plan, which currently is 13 times monthly pay for BVP members. For PPL employees retiring before October 31, 2010 because of reaching the retirement age, accrued BVP entitlements forfeit and in lieu thereof, pensionable salary under the PPL is increased by 4%.

Agilent Turnover tables:

Age	Males	Females	All	All
20	19.50%	25.00%	10.00%	15.00%
25	14.25%	19.00%	8.00%	15.00%
30	9.00%	13.00%	6.00%	12.00%
35	5.75%	7.75%	4.00%	10.00%
40	2.50%	2.50%	2.00%	7.00%
45	1.25%	0.00%	1.00%	5.00%
50	0.00%	0.00%	0.00%	2.00%
>55	0.00%	0.00%	0.00%	0.00%

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EMPLOYEE MATTERS AGREEMENT between AGILENT TECHNOLOGIES, INC. and VERIGY PTE. LTD.
EXHIBIT C